News Release

Victory Capital Reports January 2025 Total Client Assets

San Antonio, Texas, February 11, 2025 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $176.5 billion, Other Assets of $4.0 billion, and Total Client Assets of $180.5 billion, as of January 31, 2025.

For the month of January, average Total AUM was $174.1 billion, average Other Assets was $4.1 billion, and average Total Client Assets was $178.2 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	January 31, 2025	December 31, 2024
Solutions	$65,447	$62,593
Fixed Income	24,338	24,402
U.S. Mid Cap Equity	31,379	30,584
U.S. Small Cap Equity	15,009	14,785
U.S. Large Cap Equity	14,521	14,148
Global / Non-U.S. Equity	19,468	19,095
Alternative Investments	2,955	2,980
Total Long-Term Assets	$173,119	$168,586
Money Market / Short Term Assets	3,357	3,344
Total Assets Under Management[2]	$176,476	$171,930

By Vehicle
Mutual Funds[3]	$115,593	$113,645
Separate Accounts and Other Pooled Vehicles[4]	51,995	50,777
ETFs[5]	8,888	7,508
Total Assets Under Management	$176,476	$171,930

Other Assets[6]
Institutional	$4,042	$4,165
Total Other Assets	$4,042	$4,165

Total Client Assets
Total Assets Under Management	$176,476	$171,930
Total Other Assets	4,042	4,165
Total Client Assets	$180,518	$176,096

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets, previously reported in the Solutions asset class within the by asset class table and in Separate Accounts and Other Pooled Vehicles within the by vehicle table. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital is a diversified global asset management firm with total assets under management of $176.5 billion, and $180.5 billion in total client assets, as of January 31, 2025. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com